RF INDUSTRIES, LTD.	For Immediate Release
RF Connector & Cable Assembly / RF Wireless
Investor Contact: Neil Berkman Associates (310) 826 - 5051 info@berkmanassociates.com	Company Contact: Howard Hill, President (858) 549-6340 rfi@rfindustries.com

RF Industries' Third Quarter Sales Increase 8% to a Record
$4.7 Million; Net Income is $0.11 Per Diluted Share

Nine Months Sales Up 20%; Company declares $0.03 per share quarterly dividend

SAN DIEGO, CA — September 11, 2008 — RF INDUSTRIES, LTD., (NASDAQ:RFIL) today announced record sales for the third quarter ended July 31, 2008.

Third Quarter Results

For the quarter ended July 31, 2008, sales increased 8% to a record $4,668,000 compared to $4,313,000 in the same quarter last year. Net income was $400,000, or $0.11 per diluted share, compared to $434,000, or $0.12 per diluted share, in the same quarter last year. Third quarter net income for 2008 was affected, in part, by the doubling of RFI's engineering expenses to develop next generation wireless products.

"Record sales and improved margins benefitted from higher sales and a favorable product mix at the RF Connector and Cable Assembly Segment, a 105% sales gain at Bioconnect and a 59% sales increase at Aviel. These strong sales and associated margin improvements have continued into the current quarter, with each of these three businesses on track to achieve record annual sales," said Howard Hill, RFI's President and CEO.

"RF Connector and Cable Assembly segment record results were partially offset by lower RF Wireless sales in the quarter, due to contract award delays from defense and public safety customers. Although it is difficult to predict the timing of receipt for wireless infrastructure and military contracts, we still expect excellent sales performance from this business segment for fiscal 2008.

"Record sales helped boost overall gross margins to 50% of sales, compared to 48% of sales in the third quarter last year. The strong pace of business and cash flow enabled us to increase hardware and software development expenses for our next generation of wireless transceivers. These third quarter engineering expenses increased to $279,000, more than double engineering expenses of $117,000 in the same period last year. We believe this investment in technology and software is necessary to support Neulink's continued growth and enable RadioMobile to increase its penetration of the market for mobile wireless applications", said Hill.

Hill added that third quarter operating results were not only affected by higher engineering expenses, but by increased selling and general expenses of $80,000 related to Sarbanes-Oxley compliance and acquisition-related accounting and legal expenses.

RFI's Board of Directors, upon review of the Company's current business environment and financial position, declared a regular quarterly dividend of $0.03 per common share, payable on October 15, 2008 to shareholders of record as of September 30, 2008. RFI's Board periodically reviews the dividend policy in light of the Company's performance and cash requirements.

Nine Month Results
For the nine months ended July 31, 2008, sales increased 20% to $13,002,000 compared to $10,848,000 for the same period last year. Net income increased 73% to $1,114,000, or $0.30 per diluted share, compared to $645,000, or $0.17 per diluted share, in the same period last year.

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7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345
E-mail: rfi@rfindustries.com ● Internet: www.rfindustries.com

RF Industries Third Quarter Sales Increase 8% to a Record $4.7 Million
September 11, 2008
Page Two

Non-GAAP net income, excluding non-cash stock based compensation expense, was $1,454,000 or $0.39 per diluted share, compared to $1,042,000 or $0.28 per diluted share, for the same nine month period last year.

Gross margin improved to 50% of sales in the first nine months, compared to 45% of sales for the same period last year, led by higher sales and a favorable product mix at RF Connector and Cable Assembly, a 63% sales gain at Bioconnect and a 44% increase in sales at Aviel. Engineering expenses for the first nine months of fiscal 2008 increased $425,000, or 121% to $776,000 compared to $350,000 for the same period last year, to accelerate the development of next generation wireless products scheduled for introduction late in calendar 2008.

"For the nine months ended July 31, 2008, we have expanded inventory by $1,135,000, compared to October 31, 2007 inventory, in order to meet record sales at RF Connector and Cable Assembly, Bioconnect and Aviel. This increased inventory is also necessary to service RFI's expanding customer base and meet projected fourth quarter sales. Also in the nine months to date, we spent an additional $223,000 for new equipment and tooling to increase capacity, improve manufacturing efficiency and meet growing demand at Aviel and Bioconnect. To meet Aviel's continuing growth, we plan additional capital expenditures of $160,000 in our current fourth quarter ending October 31, 2008", said Hill.

At July 31, 2008, RFI reported cash and cash equivalents and investments in available-for-sale-securities of $8,247,000, working capital of $15,576,000, a 11.6 to 1 current ratio, no long-term debt and stockholders' equity of $16,115,000, or $4.87 book value per share.

About RF Industries
The RF Connectors and Cable Assembly segment designs and distributes radio frequency (RF) coaxial connectors and cable assemblies used for Wi-Fi, PCS, radio, test instruments, computer networks and antenna devices. This business segment includes Aviel Electronics, which provides custom microwave and RF Connector solutions to aerospace, OEM and Government agencies, Worswick, which provides coaxial connectors and cable assemblies primarily to retail and local multi-media and communications systems customers and Bioconnect, which designs, manufactures and distributes specialized electrical cabling and interconnect products to the medical monitoring market. The RF Wireless segment includes Neulink, which designs and markets wireless digital data transmission products for industrial monitoring, wide area networks, GPS tracking and locations systems and RadioMobile, an OEM provider of End-to-End mobile wireless network solutions for public safety, emergency medical, transportation and industrial customers.

Use of Non-GAAP Financial Measures
RF Industries reports all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement the RF Industries unaudited net income and earnings per share information that is presented in accordance with GAAP, RF Industries has presented non-GAAP net income and earnings per share information by excluding the GAAP non-cash option related expenses. The presentation of this non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the net income or earnings per share information presented in the financial statements. RF Industries believes that this non-GAAP financial information, when taken together with the corresponding GAAP financial information, provides meaningful supplemental information regarding the performance of RF Industries by excluding certain items that may not be indicative of the company's business, operating results or future outlook.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to future events, the occurrence of which involve risks and uncertainties, including, without limitation, a decrease in the demand for the Company's products as a result of changes in the telecommunications or wireless products markets, increased competition, the effects of recently completed or future acquisitions of other businesses, and other uncertainties detailed in the Company's Securities and Exchange Commission filings. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

(tables attached)

RF INDUSTRIES, LTD.
CONDENSED STATEMENTS OF INCOME
(in thousands, except per share and share amounts) (unaudited)

	Three Months Ended		Nine months Ended
	July 31,		July 31,
	2008	2007	2008	2007

Net sales	$4,668	$4,313	$13,002	$10,848
Cost of sales	2,352	2,264	6,454	6,016

Gross profit	2,316	2,049	6,548	4,832

Operating expenses:
Engineering	279	117	776	350
Selling and general	1,381	1,126	4,043	3,407

Total operating expenses	1,660	1,243	4,819	3,757

Operating income	656	806	1,729	1,075

Interest income	41	90	179	287

Income before provision for income taxes	697	896	1,908	1,362

Provision for income taxes	297	462	794	717

Net income	$400	$434	$1,114	$645

Earnings per share
Basic	$0.12	$0.13	$0.34	$0.20
Diluted	$0.11	$0.12	$0.30	$0.17

Weighted average shares outstanding
Basic	3,298,345	3,248,058	3,294,219	3,265,739
Diluted	3,741,111	3,693,613	3,720,346	3,766,200

Dividends paid	$99	$65	$295	$131

RF INDUSTRIES, LTD.
NON-GAAP CONDENSED STATEMENTS OF INCOME
(in thousands, except per share and share amounts)(unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2008	2007	2008	2007

Net sales	$4,668	$4,313	$13,002	$10,848
Cost of sales	2,330	2,238	6,388	5,938

Gross profit	2,338	2,075	6,614	4,910

Operating expenses:
Engineering	279	117	776	350
Selling and general	1,266	969	3,704	3,042

Total operating expenses	1,545	1,086	4,480	3,392

Non-GAAP Operating income	793	989	2,134	1,518

Interest income	41	90	179	287

Non-GAAP Income before
provision for income taxes	834	1,079	2,313	1,805

Provision for income taxes	319	480	859	763

Non-GAAP Net income	$515	$599	$1,454	$1,042

Non-GAAP Earnings per share
Basic	$0.16	$0.18	$0.44	$0.32
Diluted	$0.14	$0.16	$0.39	$0.28

Weighted average shares outstanding
Basic	3,298,345	3,248,058	3,294,219	3,265,739
Diluted	3,741,111	3,693,613	3,720,346	3,766,200

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis:

GAAP Net income	$400	$434	$1,114	$645

Stock-based compensation	137	183	405	443

Income tax effect	(22)	(18)	(65)	(46)

Total non-GAAP adjustments to net income	115	165	340	397

Non-GAAP Net Income	$515	$599	$1,454	$1,042

Use of Non-GAAP Financial Information
In addition to the reasons stated above, which are generally applicable to each of the items RF Industries excludes from its non-GAAP financial measures, RF Industries believes it is appropriate to exclude certain item for the following reasons:

Stock-Based Compensation. When evaluating the performance of its consolidated results, RF Industries does not consider stock-based compensation charges. Likewise, the RF Industries management team excludes stock-based compensation expense from its operating plans. In contrast, the RF Industries management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, RF Industries places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

RF Industries believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business. In addition, given its adoption of SFAS 123R, "Share-Based Payment," beginning in its fiscal year 2007, RF Industries believes that a non-GAAP financial measure that excludes stock-based compensation will facilitate the comparison of its year-over-year results.

RF INDUSTRIES, LTD.
CONDENSED BALANCE SHEETS
(in thousands, except per share and share amounts) (Unaudited)

	July 31,	October 31,
	2008	2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,822	$3,401
Investments in available-for-sale securities	6,425	4,532
Trade accounts receivable, net	2,008	1,900
Inventories	6,090	4,955
Other current assets	297	241
Income tax receivable	57	—
Deferred tax assets	345	322

TOTAL CURRENT ASSETS	17,044	15,351

Property and equipment, net	405	256
Goodwill	309	309
Amortizable intangible asset, net	64	115
Note receivable from stockholder	67	67
Other assets	28	30

TOTAL ASSETS	$17,917	$16,128

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$255	$205
Accrued expenses	1,213	697
Income taxes payable	—	168

TOTAL CURRENT LIABILITIES	1,468	1,070

Deferred tax liabilities	83	70
Other long-term liabilities	251	47

TOTAL LIABILITIES	1,802	1,187

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock - authorized 10,000,000 shares of $0.01 par value;
3,307,889 and 3,285,969 shares issued and outstanding	33	33
Additional paid-in capital	6,219	5,700
Retained earnings	9,863	9,208

TOTAL STOCKHOLDERS' EQUITY	16,115	14,941

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,917	$16,128